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Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

BRENDA KOEHLER, individually and on behalf of all others similarly situated,
Plaintiff,
v.	C.A. No. 8373-VCG

NETSPEND HOLDINGS, INC., DANIEL R. HENRY, ANDREW W. ADAMS, THOMAS A. MCCULLOUGH, DANIEL M. SCHLEY, ALEXANDER R. CASTALDI, FRANCISCO J. RODRIGUEZ, ANN HUNTRESS LAMONT, STEPHEN A. VOGEL, GENERAL MERGER SUB, INC. and TOTAL SYSTEM SERVICES, INC.,
Defendants.

MEMORANDUM OF UNDERSTANDING

        WHEREAS, this Memorandum of Understanding ("Memorandum") is entered into as of May 29, 2013, by and among the parties to the actions captioned (i) Koehler v. NetSpend Holdings, Inc., et al. C.A. No. 8373-VCG (the "Delaware Action") pending before the Court of Chancery of the State of Delaware (the "Court of Chancery"), and (ii) Bushansky v. NetSpend Holdings, Inc. et al. D-1-GN-13-698 (the "Texas Action" and, together with the Delaware Action, the "Actions") pending before the District Court of Travis County, Texas (the "Texas Court"), to document the agreement in principle for the settlement of the Actions on the terms and subject to the conditions set forth herein;

        WHEREAS, on February 19, 2013, NetSpend Holdings, Inc. ("NetSpend" or the "Company"), a Delaware corporation, and Total System Services, Inc. ("TSYS") announced that the Company, TSYS, and General Merger Sub, Inc. ("Sub"), a wholly-owned subsidiary of TSYS, had entered into a definitive merger agreement ("Merger Agreement") pursuant to which Sub will acquire all of the outstanding shares of NetSpend for $16 per share in cash for each share of NetSpend common stock (the "Proposed Transaction");

        WHEREAS, the Proposed Transaction is valued at approximately $1.4 billion;

        WHEREAS, a special meeting of stockholders of NetSpend was originally scheduled for May 22, 2013, but was postponed to May 31, 2013, at which NetSpend stockholders of record as of April 3, 2013 were expected to, among other things, vote on a proposal to adopt the Merger Agreement (the "Stockholder Vote");

        WHEREAS, on February 22, 2013, a NetSpend stockholder, Joan Litwin ("Litwin"), filed a putative class action complaint in the Court of Chancery in an action captioned Litwin v. NetSpend Holdings, Inc., Case No. 8349-VCG (the "Litwin Action") challenging the Proposed Transaction on behalf of the public stockholders of NetSpend against the Company, the members of its Board of Directors (the "NetSpend Board"), TSYS, and Sub (collectively, the "Defendants"), which action was assigned to Vice Chancellor Glasscock;

        WHEREAS, on February 25, 2013, a NetSpend stockholder, Stephen Bushansky ("Bushansky"), commenced the Texas Action by filling a putative class action petition in the Texas Court challenging the Proposed Transaction on behalf of the public stockholders of NetSpend against the Defendants;

        WHEREAS, on February 27, 2013, Bushansky filed an amended petition in the Texas Action;

        WHEREAS, on March 1, 2013, a NetSpend stockholder, Brenda Koehler ("Koehler" together with Bushansky and Litwin, "Plaintiffs"), commenced the Delaware Action by filing a substantially similar putative class action complaint in the Court of Chancery challenging the Proposed Transaction on behalf of the public stockholders of NetSpend against the Defendants. The Delaware Action was assigned to Vice Chancellor Glasscock as related to the Litwin Action, and Vice Chancellor Glasscock dismissed the Litwin Action at Litwin's request that same day;

        WHEREAS, on March 8, 2013, the Company filed a Preliminary Proxy Statement on Schedule 14A with the Securities and Exchange Commission ("SEC") concerning the Proposed Transaction (the "Preliminary Proxy");

        WHEREAS, on March 14, 2013, an amended class action complaint was filed in the Delaware Action (the "Koehler Complaint") alleging, among other things, that the members of the NetSpend Board breached their fiduciary duties in connection with the Proposed Transaction by: (i) failing to maximize stockholder value, including by, among other things, determining not to conduct an auction and entering into "standstill commitments" with two entities that had expressed preliminary interest in acquiring the shares of NetSpend stock owned by the Company's largest stockholder (the "Standstill Commitments"); and (ii) failing to disclose material information in the Preliminary Proxy that Koehler contended was necessary for NetSpend stockholders to make a fully informed decision how to vote on the Proposed Transaction or seek to exercise their appraisal rights, including, among other things, information regarding NetSpend's financial projections and the financial analysis performed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BAML"), the Company's financial advisor;

        WHEREAS, on March 14, 2013, in the Delaware Action, Koehler served the Defendants with a copy of Plaintiff's First Request for Production of Documents and Things to All Defendants;

        WHEREAS, on March 18, 2013, in the Delaware Action, Koehler filed a motion for a preliminary injunction seeking to enjoin the Stockholder Vote;

        WHEREAS, on March 19, 2013, in the Texas Action, Bushansky filed a Second Amended Petition with substantially similar allegations to those in the Koehler Complaint;

        WHEREAS, on March 19, 2013, in the Texas Action, Bushansky filed a motion for expedited discovery (the "Texas Discovery Motion") in anticipation of filing a motion for temporary and/or permanent injunctive relief;

        WHEREAS, on March 20, 2013, in the Delaware Action, the Court of Chancery entered a Scheduling Order (the "Scheduling Order") providing for expedited discovery, a briefing schedule for Koehler's motion for a preliminary injunction, and a hearing date for that motion of April 16, 2013 at 1:00 pm;

        WHEREAS, in the Delaware Action, the parties engaged in expedited discovery between March 20, 2013 and April 5, 2013, including the (i) taking of depositions by counsel for Plaintiffs of the Chief Executive Officer and the lead independent director of NetSpend, as well as a managing director of BAML, the Company's financial advisor, and (ii) production of certain non-public documents concerning, among other things, the process leading up to the Proposed Transaction and the valuation of the Company, including emails and other electronic documents, NetSpend Board minutes, NetSpend Board presentations, and BAML financial analyses;

        WHEREAS, on March 30, 2013, in the Texas Action, counsel for Bushansky and counsel for the Defendants entered into a letter agreement, pursuant to which: (i) Defendants agreed to provide counsel for Bushansky with the documents produced in the Delaware Action, and not to oppose Bushansky's participation in any depositions taken in the Delaware Action; and (ii) Bushansky agreed, among other things, not to seek any additional discovery until after the preliminary injunction hearing in the Delaware Action; to withdraw the Texas Discovery Motion; and not to move for any injunctive relief if injunctive relief was sought by the plaintiff in the Delaware Action.

        WHEREAS, on April 8, 2013, the Court of Chancery entered an Amended Scheduling Order in the Delaware Action, pursuant to which: (i) Koehler's Opening Brief in Support of her Motion for a Preliminary Injunction was to be filed by April 12, 2013; (ii) Defendants' Answering Briefs in Opposition to Koehler's Motion for a Preliminary Injunction was to be filed by April 30, 2013; (iii) Koehler's Reply Brief in Support of her Motion for a Preliminary Injunction was to be filed by May 7, 2013 at 5:00 pm; and (iv) a hearing on Koehler's Motion for a Preliminary Injunction was scheduled for May 10, 2013 at 1:00 pm;

        WHEREAS, the parties to the Delaware Action completed the briefing on Koehler's preliminary injunction motion in accordance with the Amended Scheduling Order;

        WHEREAS, following the filing of Koehler's opening brief in support of her motion for preliminary injunction, Defendants made certain supplemental disclosures that mooted certain of Koehler's disclosure claims that had formed part of the basis for Koehler's preliminary injunction brief;

        WHEREAS, on May 10, 2013, the Court of Chancery held a hearing on Koehler's motion for a preliminary injunction in the Delaware Action, and during that hearing, the Court noted that Defendants had mooted certain disclosure claims and further directed Defendants to notify the Court as to whether they would be willing to waive the Standstill Commitments prior to the Court's ruling on the preliminary injunction motion;

        WHEREAS, on May 10, 2013, the Company waived the Standstill Commitments, and notified the Court of such waiver;

        WHEREAS, on May 21, 2013, the Court of Chancery issued a Memorandum Opinion finding that Koehler had demonstrated a likelihood of success on the merits of certain aspects of her "Revlon" claim, but denying Koehler's motion for a preliminary injunction in the Delaware Action (the "Opinion");

        WHEREAS, on May 22, 2013, the Company published a press release via Business Wire disclosing the substance of the Opinion and that the Court of Chancery had found that "a reasonable likelihood exists that the sales process undertaken by the NetSpend Board of Directors was not designed to produce the best price for the stockholders";

        WHEREAS, Plaintiffs represent that they have owned at all relevant times and continue to own NetSpend common stock;

        WHEREAS, counsel for Plaintiffs in the Delaware and Texas Actions and counsel for Defendants have engaged in extensive arm's-length negotiations in an attempt to resolve the Actions;

        WHEREAS, counsel for all parties to the Actions have reached an agreement in principle, providing for the settlement of the Actions between and among Plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth herein (the "Settlement");

        WHEREAS, Defendants have consented to the conditional certification of the Action as a class action pursuant to Court of Chancery Rule 23 for settlement purposes only, as set forth in ¶4(a);

        WHEREAS, Plaintiffs and their counsel in the Actions have taken into consideration the strengths and weaknesses of Plaintiffs' claims and have determined that a settlement of the Actions on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class, confers a substantial benefit upon them, and it is reasonable to pursue a settlement of the Actions based upon the procedures, benefits, and protections set forth in this Memorandum;

        WHEREAS, entry into the Memorandum by Plaintiffs is not an admission as to the lack of any merit of any of the claims asserted in the Actions; and

        WHEREAS, Defendants, solely to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegations made in the Actions, or any liability with respect thereto (and such allegations being specifically denied), have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum;

        NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Actions have agreed as follows:

        1.     As a result of the negotiations between and among the parties, it is agreed that, in consideration for the full settlement and release of the Settled Claims (as defined below), NetSpend and/or TSYS will:

          (a)   adjourn the Stockholder Vote until June 18, 2013;

          (b)   reduce the Termination Amount payable to TSYS upon termination of the Merger Agreement in order to accept a Superior Proposal, as permitted under Merger Agreement Section 6.3, from 52.6 million dollars to 44 million dollars;

          (c)   reduce the period described in Section 6.7(b)(ii)(C) of the Merger Agreement from "within twelve (12) months" to "within eight (8) months";

          (d)   change the references in Section 6.3(d) of the Merger Agreement from "five (5) business days" to "three (3) business days."

          (e)   once a stockholder has duly perfected an appraisal proceeding in the Court of Chancery: (i) not raise a timeliness objection to an appraisal petition filed more than 120 days and less than or equal to 150 days after the effective date of the Merger; (ii) not ask the Court of Chancery to exercise its discretion to require the surrender and notation of share certificates during the pendency of the appraisal action; (iii) not object to the dissenters' appraisal claims being prosecuted on an opt-in group or class basis; and (iv) provide to plaintiffs' counsel not later than 120 days after the effective date of the merger a statement of the aggregate number of shares that have made an appraisal demand on the company and the identities of such shareholders. In all other respects, the provisions of the Delaware appraisal statue will control;

          (f)    issue a press release (a draft copy of which is appended hereto as Exhibit A) announcing the foregoing items (a) through (e), informing the Company's stockholders that the deadline to notify the Company in writing of an election to pursue appraisal proceedings pursuant to Delaware law had changed, along with the date of the Stockholder Vote, to June 18, and announcing that, consistent with the terms of the Merger Agreement, the Company: (i) will entertain unsolicited Acquisition Proposals; (ii) will provide information to, and engage in discussions with, parties making Acquisition Proposals that could reasonably lead to a Superior Proposal; and (iii) maintains the right to terminate the Merger Agreement to accept a Superior Proposal;

          (g)   without admitting any wrongdoing, acknowledge that the filing and prosecution of the Actions were the cause, in whole or in part, of certain disclosures previously made in the Definitive Proxy, and reflected in the highlighted word document attached hereto as Exhibit B, and further acknowledging that the filing and prosecution of the Koehler Action was the sole cause of the waiver of the Standstill Commitments on May 10, 2013.

        2.     The parties to the Actions will use their best efforts to agree upon, execute, and present to the Court within 20 days of the execution of this Memorandum a formal stipulation of settlement (the "Stipulation") and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court of Chancery of the Settlement and the dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation.

        3.     All proceedings in the Actions, except for those related to the Settlement, shall be stayed. The Stipulation shall provide that all proceedings in the Actions, except for Settlement-related proceedings in the Court of Chancery, shall be stayed until the Settlement-related proceedings are concluded.

        4.     The Stipulation shall include, among other things, the following provisions:

          (a)   the confirmation of the conditional certification of the Delaware Action as a non opt-out class action pursuant to Court of Chancery Rule 23 on behalf of a Class consisting of all record and beneficial owners of NetSpend common stock during the period beginning on February 19, 2013 through the date of the consummation of the Proposed Transaction, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the "Class," to be composed of "Class Members"). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest, and the legal representatives, heirs, successors, or assigns of any such excluded person;

          (b)   an agreement to a form of notice to submit for Court of Chancery approval (when approved by the Court of Chancery, the "Notice"). NetSpend (or its successors in interest) shall be solely responsible for providing Notice of the Settlement to the members of the Class in the form and manner directed by the Court of Chancery. NetSpend (or its successors in interest) shall pay all costs and expenses incurred in providing Notice of the Settlement to the Class Members, with the understanding that such Notice is to be made by U.S. Mail unless otherwise ordered by the Court of Chancery;

          (c)   the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of all known and unknown claims of every nature and description whatsoever, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, insurers, trustees, executors, heirs, spouses, marital communities, assigns, or transferees, and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, insurers, trustees, executors, heirs, spouses, marital communities, assigns, or transferees, and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers, or attorneys, and any past, present or future officers, directors, and employees of any of them, as well as JLL Partners Fund IV, L.P. and JLL Partners Fund V, L.P. ("JLL"), and Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. ("Oak"), and their affiliated entities (collectively, the "Released Parties"), that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as stockholders, related to the Proposed Transaction, in any forum, including class, derivative, individual, or other claims, whether state, federal, or foreign, common law, statutory, or regulatory, including, without limitation, claims under the federal securities laws, arising out of, related to, or concerning: (i) the allegations contained in the Actions; (ii) the Proposed Transaction; (iii) the Merger Agreement; (iv) the Stockholder Vote, including any adjournments or postponements of the meetings at which such Stockholder Vote was to be taken; (v) the Preliminary Proxy, Definitive Proxy, and any amendments thereto or any other disclosures relating to the Proposed Transaction, including but not limited to an alleged failure to disclose, with or without scienter, material facts to stockholders in connection with the Proposed Transaction; (vi) the events leading to the Proposed Transaction; (vii) the negotiations in connection with the Proposed Transaction; (viii) any agreements relating to the Proposed Transaction, including, but not limited to, the Voting Agreement by and between TSYS, JLL, and Oak, dated February 19, 2013, and any compensation or other payments made to any of the Defendants in connection with the Proposed Transaction; (ix) any alleged aiding and abetting of any of the foregoing; and (xi) any and all conduct by any of the Defendants or any of the other Released Persons arising out of or relating in any way to the negotiation or execution of this Memorandum and any subsequent Stipulation of Settlement (collectively, the "Settled Claims"); provided, however, that the Plaintiffs or any members of the Class shall retain their right to enforce in the Court of Chancery the terms of the Stipulation or any claims for appraisal pursuant to 8 Del. C. § 262, as modified pursuant to paragraph 1(e) above;

          (d)   that Plaintiffs and their respective agents, including without limitation their counsel, will receive from Defendants and Released Persons, as well as their successors and assigns, a full release from any and all claims or sanctions, including with respect all Settled Claims and unknown claims as defined herein, arising out of the institution, prosecution, settlement, or resolution of the Actions; provided, however, that the Defendants and Released Persons shall retain the right to enforce in the Court of Chancery the terms of this Memorandum, the Settlement, or the Stipulation;

          (e)   a statement that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the Class or anyone else;

          (f)    a statement that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden, and expense of further litigation;

          (g)   a statement that Plaintiffs believe that their claims had substantial merit when filed and are settling these claims because they believe that the consideration provided for herein will provide substantial value to the stockholders of NetSpend;

          (h)   a statement that entry into the Settlement by Plaintiffs is not an admission as to the lack of any merit of any of the claims asserted in the Actions;

          (i)    a statement that the Plaintiffs have concluded that the Settlement is fair and adequate, and that it is reasonable to pursue the Settlement based upon the terms and procedures outlined herein;

          (j)    a statement that in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in future proceedings;

          (k)   an Order, subject to further Order of the Court of Chancery, that pending Final Court of Chancery Approval of the Settlement (as defined below), Plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Released Person;

          (l)    an Order that Bushansky will immediately seek a stay of the Texas Action, and upon Final Court of Chancery Approval of the Settlement, non-suit with prejudice and/or dismiss with prejudice the Texas Action and all claims asserted therein;

          (m)  a statement that: (i) the release contemplated by the Stipulation shall extend to claims that the parties granting the release (the "Releasing Parties") do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties' decision to enter into the release; (ii) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

  and (iii) the Releasing Parties shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542, as set forth above. Plaintiffs acknowledge, and the members of the Class shall be deemed by operation of the entry of a final order and judgment approving the Settlement to have acknowledged, that the foregoing waiver was separately bargained for, is an integral element of the Settlement, and was relied upon by each and all of the Defendants in entering into the Settlement.

        5.     This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to the terms hereof, if: (a) the Settlement does not obtain Final Court of Chancery Approval for any reason; (b) the Proposed Transaction is not consummated for any reason; or (c) the Court of Chancery declines to certify a mandatory non-opt out Class as requested in the Stipulation. In the event that any party withdraws from the Settlement, this Memorandum shall not be deemed to prejudice in any way the respective positions of the parties with respect to the Actions. Should the Stipulation not be executed or not be consummated in accordance with the terms described herein, or the Proposed Transaction not be consummated for any reason, the Settlement shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to the Actions. In such event, and consistent with the applicable evidentiary rules, neither the existence of this Memorandum nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Actions or in any other proceeding; provided, however, that nothing herein shall preclude use of the Memorandum in connection with any application for an award of fees and expenses by Plaintiffs' counsel.

        6.     No fees or expenses shall be paid to counsel for Plaintiffs by Defendants pursuant to the Memorandum in the absence of consummation of the Proposed Transaction and approval of the release set forth in Paragraph 4(c). Plaintiffs and Plaintiffs' counsel reserve the right to make a fee application if the Proposed Transaction is not consummated, or if the Settlement is not approved by the Court of Chancery for any reason, or if this Memorandum is rendered null and void for any reason, and Defendants reserve all rights to oppose such an application.

        7.     Upon Final Court of Chancery Approval of the Settlement, each member of the Class covenants not to sue, and each member of the Class shall be barred from suing, any Defendant or any other Released Person for any Settled Claim.

        8.     If any action is currently pending or is later filed in state or federal court asserting claims that are related to the subject matter of the Actions prior to Final Court of Chancery Approval of the proposed Settlement, Plaintiffs shall cooperate with the Defendants in obtaining the dismissal or withdrawal of such related litigation, or a stay pending Final Court of Chancery Approval, including, where appropriate, joining in any motion to dismiss such litigation.

        9.     This Memorandum will be executed by counsel for the parties to the Actions, each of whom represents and warrants that they have the authority from their clients to enter into this Memorandum and bind their clients thereto. Plaintiffs represent and warrant that: (i) they have been stockholders of NetSpend at all relevant times; (ii) as of the date hereof, they continue to hold stock in the Company, and shall provide written proof thereof before execution of the Stipulation; and (iii) none of Plaintiffs' claims or causes of action referred to in any complaint in the Actions or this Memorandum have been assigned, encumbered, or in any manner transferred in whole or in part.

        10.   This Memorandum, the Stipulation, and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to Delaware's principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation, or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court of Chancery, and the parties expressly waive any right to demand a jury trial as to any such dispute.

        11.   This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, which refers specifically to this Memorandum.

        12.   The provisions contained in this Memorandum shall not be deemed a presumption, concession, or admission by any party of any fault, liability, wrongdoing, or any infirmity or weakness of any claim or defense, as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

        13.   This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, and assigns.

        14.   Subject to the terms and conditions of this Memorandum and of the Stipulation contemplated hereby, and subject to Final Court of Chancery Approval of the Settlement, NetSpend (or its successor in interest, including TSYS and its affiliated entities) and/or its insurance carriers shall pay the fees and expenses as may be awarded by the Court of Chancery. Plaintiffs agree that there shall be only one application for a fee award, and that such application shall be made in the Court of Chancery. The parties agree to negotiate the amount of attorneys' fees and expenses in good faith after all substantive elements of the Stipulation have been agreed upon. In the event the parties reach an agreement on the amount of Plaintiffs' petition for attorneys' fees and expenses, Plaintiffs will not seek fees or expenses from the Court of Chancery in excess of the amount negotiated and agreed to with counsel for Defendants in the Actions. In the event the parties are unable to reach agreement concerning such fees and expenses, Defendants may oppose the amount of any application for fees and expenses made by Plaintiffs. If the parties are unable to reach agreement regarding a reasonable award of fees and expenses, the parties intend to, and do, preserve all arguments in connection with any petition for attorneys' fees and expenses by Plaintiffs' counsel to the extent that such arguments do not directly contradict the facts set forth herein. However, any failure by the parties to reach agreement in the Stipulation on an amount of fees and expenses, or by the Court of Chancery to approve the amount of such fees, shall not affect the validity of the Settlement. NetSpend (or its successor in interest, including TSYS and its affiliated entities) and/or its insurance carriers shall pay the fees and expenses awarded to Plaintiffs' counsel within ten business days after the entry of the Court of Chancery's order awarding such fees. In the event that any such order is reversed or modified on appeal, Plaintiffs' counsel are jointly and severally obliged to refund to Defendants the amount by which the fees and expenses were reduced and all interest accrued or accumulated thereon within ten business days of the order reversing or modifying the Court of Chancery's order. Plaintiffs' counsel shall be solely responsible for allocating any fee awarded by the Court of Chancery among counsel for any settlement class member. Except as provided herein, neither Plaintiffs nor Plaintiffs' counsel nor any member of the Class shall seek any other fees, expenses, or compensation relating to the Actions, and the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the

Plaintiffs, any member of the Class, or any of his or her attorneys, experts, advisors, agents, or representatives.

        15.   The parties to the Actions will present the Settlement to the Court of Chancery for hearing and approval as soon as reasonably practicable following dissemination of appropriate notice to Class members, and will use their individual and NetSpend best efforts to obtain Final Court of Chancery Approval of the Settlement and the dismissal of the Actions with prejudice as to all claims asserted, or which could have been asserted, against the Defendants in the Actions and without costs to any party, except as expressly provided herein. As used herein, "Final Court of Chancery Approval" of the Settlement means that the Court of Chancery has entered an order approving the Settlement in accordance with the Stipulation substantially in the form submitted, and such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for re-argument, appeal, or review, by leave, writ of certiorari, or otherwise, has expired.

        16.   The "Effective Date" of the settlement shall be the date on which the Order of the Court of Chancery approving the settlement and dismissal of the Actions becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time, or otherwise.

        17.   This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

OF COUNSEL: Donald Enright LEVI & KORSINSKY LLP 1101 30th St., N.W. Suite 115 Washington, DC 20007 (202) 524-4290	RIGRODSKY & LONG, P.A /s/ BRIAN D. LONG Seth D. Rigrodsky (No. 3147) Brian D. Long (No. 4347) 2 Righter Parkway, Suite 120 Wilmington, DE 19803 (302) 295-5310 Attorneys for Brenda Koehler
ROBBINS GELLER RUDMAN & DOWD LLP /s/ DAVID WISSBROECKER David Wissbroecker 655 West Broadway Suite 1900 San Diego, CA 92101 (619) 231-1058
WEISS LAW LLP /s/ RICHARD A. ACOCELLI Richard A. Acocelli, Esq. 1500 Broadway 16th Floor New York, NY 10036 Telephone: (212) 682-3025 Attorneys for Stephen Bushansky

OF COUNSEL: David B. Hennes Adam M. Harris FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP One New York Plaza New York, New York 10004 (212) 859-8000	POTTER ANDERSON & CORROON LLP /s/ STEPHEN C. NORMAN Stephen C. Norman (No. 2686) 1313 North Market Street P. O. Box 951 Wilmington, DE 19890-0951 (302) 984-6000

Attorneys for Defendants NetSpend Holdings, Inc., Daniel R. Henry, Andrew W. Adams, Thomas A. McCullogh, Daniel M. Schley, Alexander R. Castaldi, Francisco J. Rodriguez, Ann Huntress Lamont, and Stephen A. Vogel
OF COUNSEL: M. Robert Thornton KING & SPALDING LLP 1180 Peachtree Street, NE Atlanta, GA 30309 (404) 572-4778	MORRIS, NICHOLS, ARSHT & TUNNELL LLP /s/ WILLIAM M. LAFFERTY William M. Lafferty (No. ) 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, DE 19899-1347 (302) 658-9200
Attorneys for Defendants Total System Services, Inc. and General Merger Sub, Inc.

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  Exhibit 99.2
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
MEMORANDUM OF UNDERSTANDING